EXHIBIT 10.3

U.S. BANCORP
RESTRICTED STOCK AWARD AGREEMENT

Number of U.S.
		Bancorp Common	Social Security
AWARDED TO	Award Date	Shares	Number
xxx-xx-
Final Vesting Date

To accept receipt of the Common Stock and to agree to the terms and conditions of the Plan and this Agreement, take no action. To reject receipt of the Common Stock and the terms and conditions of the Plan and this Agreement, please notify Karen Bulman, Stock Option Administration in Human Resources at U.S. Bancorp, 5065 Wooster Road, CN-OH-L2HR, Cincinnati, OH 45226, in writing within 30 calendar days of the day you receive this document. Failure to notify in a timely manner will result in your acceptance of the Common Stock and the terms and conditions of the Plan and this Agreement.

THIS AGREEMENT is made as of the date in the box above labeled “Award Date” (the “Award Date”) by and between U.S. Bancorp, a Delaware corporation (the “Company”), and the individual named in the box above labeled “Awarded To” (the “Participant”).

WHEREAS, the Company pursuant to its 2001 Stock Incentive Plan (the “Plan”) wishes to award to Participant shares of Common Stock of the Company, $.01 par value (the “Common Stock”), subject to certain restrictions and on the terms and conditions contained in this Agreement and the Plan;

In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1.	Award

The Company, effective as of the date of this Agreement, grants to Participant a restricted stock award of the number of shares of the Company’s Common Stock set forth in the box above labeled “Number of U.S. Bancorp Common Shares” (the “Shares”) subject to the terms and conditions of this Agreement.

2.	Vesting

(a)	Subject to the terms and conditions of this Agreement, the Shares shall fully vest on the fifth anniversary date of this award, unless the company’s TSR performance for the 3-calendar year period following award date is at or above median TSR of the regional banks in our peer group, in which case vesting would accelerate to February 1 of the year following the third anniversary date of this award, as determined by U.S. Bancorp in its sole discretion.

(b)	Notwithstanding the vesting provision contained in Section 2(a) above, but subject to the other terms and conditions of this Agreement, the Option may be exercised in full immediately upon a “Qualifying Termination.” For purposes of this Agreement, the following terms shall have the following definitions:

(i)	“Affiliate” shall be defined as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(ii)	“Announcement Date” shall mean the date of the public announcement of the transaction, event or course of action that results in a Change in Control.

(iii)	“Cause” shall mean (A) the continued failure by Participant to substantially perform Participant’s duties with the Company or any Affiliate (other than any such failure resulting from Participant’s Disability (as defined in Section 3(c))), after a demand for substantial performance is delivered to Participant that specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties, and Participant has failed to resume substantial performance of Participant’s duties on a continuous basis, (B) gross and willful misconduct during the course of employment (regardless of whether the misconduct occurs on the Company’s premises), including, but not limited to, theft, assault, battery, malicious destruction of property, arson, sabotage, embezzlement, harassment, acts or omissions which violate the Company’s rules or policies (such as breaches of confidentiality), or other conduct which demonstrates a willful or reckless disregard of the interests of the Company or its Affiliates or (C) Participant’s conviction of a crime (including, without limitation, a misdemeanor offense) which impairs Participant’s ability substantially to perform Participant’s duties with the Company.

(iv)	“Change in Control” shall mean any of the following occurring after the date of this Agreement:

(A)	The acquisition by any Person (as defined in Section 2(b)(vi)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this clause (A), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by a subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or a subsidiary of the Company (a “Company Entity”) or (iv) any acquisition by any corporation pursuant to a transaction which complies with clause (i), (ii) or (iii) of this clause (A); or

(B)	Individuals who, as of the date, constitute the Company’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors (except as a result of the death, retirement or disability of one or more members of the Incumbent Board); provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, (1) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, (2) any director designated by or on behalf of a Person who has entered into an agreement with the Company (or which is contemplating entering into an agreement) to effect a Business Combination (as defined in Section 2(b)(iv)(C)) with one or more entities that are not Company Entities or (3) any director who serves in connection with the act of the Board of Directors of increasing the number of directors and filling vacancies in connection with, or in contemplation of, any such Business Combination; or

(C)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any Company Entity or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(D)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(v)	“Notice of Termination” shall mean a written notice which sets forth the date of termination of Participant’s employment.

(vi)	“Person” shall be defined as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(vii)	“Qualifying Termination” shall mean a termination of Participant’s employment with the Company or its Affiliates by the Company for any reason other than Cause within 12 months following a Change in Control; provided, however, that any such termination shall not be a Qualifying Termination if Participant has been notified in writing more than 30 days prior to the Announcement Date that Participant’s employment with the Company is not expected to continue for more than 12 months following the date of such notification; provided that such exclusion from Qualifying Termination shall only apply if Participant’s employment with the Company is terminated within such 12 month period; and provided, further, that any such termination shall not be a Qualifying Termination if Participant has announced in writing, prior to the date the Company provides Notice of Termination to Participant, the intention to terminate employment or retire, subject to the condition that any such termination by the Company prior to Participant’s stated termination or retirement date shall be deemed to be termination or retirement by Participant on such stated date unless termination by the Company is for Participant’s gross and willful misconduct.

3.	Restriction on Transfer

Until the Shares vest pursuant to Section 2 or 4 of this Agreement, none of the Shares may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company. No attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Shares.

4.	Forfeiture; Early Vesting

(a)	If Participant ceases to be an employee of the Company or any Affiliate prior to vesting of the Shares pursuant to Section 2(a) or Section 2(b), all of Participant’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited, except that (x) if

Participant ceases to be an employee by reason of Disability or Retirement (as defined in Section 4(b)) the Shares shall continue to vest pursuant to Section 2(a) and Section 2(b) as though such termination of employment had never occurred so long as the Participant has at all times that Shares are restricted under this Agreement complied with the terms of a properly executed Confidentiality and Nonsolicitation Agreement between U.S. Bank and the Participant, in all other cases, the Shares shall be immediately and irrevocably forfeited; and (y) if Participant ceases to be an employee by reason of death prior to the vesting of Shares under Section 2(a) or Section 2(b), Participant or his or her estate in addition to Shares previously vested under this Agreement shall become immediately vested, as of the date of death, in all previously unvested Shares. Upon forfeiture, Participant will no longer have any rights relating to the Shares, including the right to vote the Shares and the right to receive cash dividends.

(b)	For purposes of this Agreement, (i) “Retirement” means termination of employment (other than for gross and willful misconduct) by a person who is age 59 1/2 or older and has 10 or more years of employment with the Company or its Affiliates, and (ii) “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

5.	Issuance and Custody of Shares

(a)	The Company shall cause the Shares to be deposited in the name of the Participant in book entry form on the books and records of its shareholders maintained by the Company and its stock transfer agent. Access to the Shares in that account will be restricted. Such Shares are subject to forfeiture, are not transferable and remain subject to the restrictions, terms and conditions contained in the Plan and this Agreement.

(b)	The Company or its stock transfer agent shall issue statements to the Participant evidencing the Shares.

(c)	After any Shares vest pursuant to Section 2 or 4 of this Agreement, the Company shall promptly release the restriction on the Shares and authorize the stock transfer agent to issue them to Participant or Participant’s legal representatives, beneficiaries or heirs, as the case may be.

6.	Securities Law Compliance

The delivery of all or any of the Shares shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Company’s Common Stock is traded.

7.	Distributions and Adjustments

(a)	In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Shares would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available pursuant to this Agreement (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Shares and any “change in control” provision), the committee of the Board of Directors administering the Plan (the “Committee”) shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits make adjustments to the award, including adjustments in the number and type of Shares Participant would have received; provided, however, that the number of shares covered by the award shall always be a whole number.

(b)	Any additional shares of Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Shares prior to the date the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares. Any cash dividends payable with respect to the Shares shall be distributed to Participant at the same time cash dividends are distributed to shareholders of the Company generally.

(c)	Any additional shares of Common Stock, any securities and any other property (except for cash dividends) distributed with respect to the Shares prior to the date such Shares vest shall be promptly deposited with the Secretary or the custodian designated by the Secretary to be held in custody in accordance with Section 5(b) hereof.

8.	Income Tax Withholding

In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Participant may, at Participant’s election, satisfy applicable tax withholding obligations arising from the receipt of, or lapse of restrictions relating to, the Shares by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered with a Fair Market Value (as such term is defined in the Plan) equal to the amount of such taxes or (ii) delivering to the Company shares of Common Stock of the Company or other securities with a Fair Market Value equal to the amount of such taxes. The election must be made on or before the date that the amount of tax to be withheld is determined.

9.	Miscellaneous

(a)	This Agreement is issued pursuant to the Plan and is subject to its terms. Participant acknowledges receipt of a copy of the Plan. The Plan is also available for inspection on the Intranet and during business hours at the principal office of the Company.

(b)	This Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.

(c)	Until the Shares shall have been issued to Participant as provided in this Agreement, Participant shall have the rights to receive cash dividends and vote the Shares, but shall have no other rights of a shareholder with respect to the Shares. Subject to the restrictions and terms of this Agreement, after such issuance, Participant shall have all of the rights of a shareholder with respect to the Shares.

10.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

U.S. BANCORP

By: Karen A. Bulman
Its: Vice President